Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Flushing Financial Corporation of our report dated March 9, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Flushing Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 15, 2006